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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the use in this Registration Statement on Form N-1A of our five reports each dated October 19, 2005, relating to the financial statements and financial highlights of Government & Agency Portfolio, Government TaxAdvantage Portfolio, Liquid Assets Portfolio, STIC Prime Portfolio, and Treasury Portfolio (five of the portfolios constituting Short-Term Investments Trust), which appear in such Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Other Service Providers", and "Examples of Persons to Whom AIM Provides Non-Public Portfolio Holdings on an Ongoing Basis" in such Registration Statement.


/s/ PricewatherhouseCoopers LLP



PricewaterhouseCoopers LLP
Houston, Texas
December 16, 2005